Exhibit 99.1

LIVE NATION ENTERTAINMENT ANNOUNCES PRICING OF

$200 MILLION PRIVATE NOTES OFFERING

LOS ANGELES – August 8, 2013 – Live Nation Entertainment, Inc. (NYSE: LYV) today announced that it priced an offering of $200 million in aggregate principal amount of its 7.000% senior notes due 2020 (the “Notes”). The Notes were priced at 104.5% of their principal amount, plus accrued interest from March 1, 2013. The Notes were offered as additional notes under an existing indenture, dated as of August 20, 2012, pursuant to which the company previously issued $225 million aggregate principal amount of 7.000% senior notes due 2020 (the “Existing Notes”). The Notes will form a part of the same series as the Existing Notes, and will be guaranteed by certain domestic subsidiaries of the company.

The company intends to use the net proceeds from the offering, together with borrowings under its new senior secured credit facility, to repay in full borrowings under its existing senior secured credit facility, redeem all of its outstanding 8.125% senior notes due 2018 and pay related fees and expenses. The company expects to enter into the new senior secured credit facility shortly after the closing of this offering. The completion of the offering of the Notes is not conditioned upon the company’s entry into the new senior secured credit facility.

The Notes will be offered through a private placement and will not be registered under the Securities Act of 1933, as amended, or any state securities laws. As a result, they may not be offered or sold in the United States or to any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Notes will be offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. This news release is neither an offer to sell nor a solicitation of an offer to buy the Notes, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This news release contains forward-looking statements, including statements related to the offering and the expected use of the net proceeds, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The company refers you to the documents it files with the Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of its annual report on Form 10-K for the year ended December 31, 2012 and quarterly reports on Form 10-Q, and its periodic reports on Form 8-K, which contain and identify important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

Investor Contact:

Maili Bergman

(310) 867-7000

IR@livenation.com

Media Contact:

Jacqueline Peterson

(310) 360-3051

jacquelinepeterson@livenation.com

Information found on Live Nation Entertainment’s website is not incorporated by reference.

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